UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 18, 2013

MGC Diagnostics Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

651-484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Results for Fiscal Year ended October 31, 2013

On December 19, 2013, MGC Diagnostics Corporation (the “Company”) issued a press release announcing its results for the fourth quarter and fiscal year ended October 31, 2013. The Company filed a Form 8-K attaching the press release, and held a conference call to discuss these financial results.

2013 Management Incentive Bonus Plan

At its December 18, 2013 meeting, the Company’s Board of Directors authorized a payout under the 2013 Management Incentive Plan (“2013 Plan”). President and Chief Executive Officer Gregg O. Lehman, Ph.D. will receive a payment of $90,826 under the 2013 Plan and Executive Vice President, Finance and Corporate Development and Chief Financial Officer Wesley W. Winnekins will receive a payment of $20,922.

2014 Management Incentive Bonus Plan

On December 18, 2013, the Board of Directors, upon recommendation from the Compensation Committee, approved the MGC Diagnostics Corporation 2014 Management Incentive Plan (the “2014 Plan”). The Board established target performance goals for the Company’s two executive officers: President and Chief Executive Officer Gregg O. Lehman, Ph.D., and Chief Financial Officer Wesley W. Winnekins. The fiscal 2014 annual performance goals with respect to each of these officers are related to revenue and operating income. In order for management to be eligible for any payouts, the Company must achieve threshold in each of revenue and operating income. The following table sets forth the amount that each of the Company’s two executive officers would receive if the Company achieves threshold, target or maximum in each category.

Name	Threshold	Target	Maximum
Gregg O. Lehman, Ph.D.	$35,000	$175,000	$280,000
Wesley W. Winnekins	10,750	53,750	86,000

The Board of Directors retains discretion under the 2014 Plan to make incentive plan cash payments in amounts higher or lower than would otherwise be required under the 2014 Plan. In addition, all payments under the 2014 Plan are subject to clawback to the extent required by federal law.

Gregg O Lehman, Ph.D Fiscal 2014 and 2013 Performance Shares

The Board and Compensation Committee also finalized the terms of Dr. Lehman’s fiscal 2014 performance shares. Under his offer letter, as amended August 4, 2011, the Board of Directors agreed that Dr. Lehman would have the ability to earn performance shares in an amount equal to one-third of his salary. On December 18, 2013, the Board and Compensation Committee granted Dr. Lehman 8,832 performance shares for fiscal 2014 based on the closing stock price of $13.21 on December 18, 2013. These performance shares will begin vesting if the Company achieves threshold revenue and operating income levels set by the Board and Compensation Committee under the 2014 Plan and will vest completely if the Company achieves target in each of revenue and operating income.

Under his 2013 Performance Share Grant, Dr. Lehman had the ability to earn up to 20,833 shares, 80% of which were based on Company achievement of revenue and operating income metrics similar to those under the 2013 Plan, and 20% of which were based on other Board-designated milestones. On December 18, 2013, the Board vested 10,221 of the 20,833 shares, based on the Company’s attainment of $31.6 million in revenue and $1.4 million in operating income, and the Company’s achievement of several of the other milestones. The remaining 10,612 Performance Shares were canceled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGC Diagnostics Corporation

Dated: December 20, 2013	By:	/s/ Wesley W. Winnekins
Wesley W. Winnekins Executive Vice President, Finance and Corporate Development and Chief Financial Officer